FORM OF

ADMINISTRATIVE SERVICES AGREEMENT

between

GUINNESS ATKINSON FUNDS

and

GUINNESS ATKINSON ASSET MANAGEMENT, INC.

ADMINISTRATIVE SERVICES AGREEMENT, dated as of _________________ 2020 by and between GUINNESS ATKINSON FUNDS, a Delaware statutory trust which may issue one or more series of shares of beneficial interest (the “Trust”), and GUINNESS ATKINSON ASSET MANAGEMENT, INC. (the “Adviser”), a Delaware corporation.

WHEREAS, the Trust is engaged in the business as an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, (the “Act”); and

WHEREAS, the Adviser is an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser; and

WHEREAS, the Trust has engaged the Adviser to provide certain investment advisory services to the series of the Trust in acccordance with a separate agreement (the “Investment Advisery Agreement”); and

WHEREAS, it is beneficial to the Trust and the Adviser to identify certain other non-investment advisory services to be provided by the Adviser to the Trust on behalf of the Funds;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1.	Appointment

The Trust hereby appoints the Adviser, for the benefit of the series identified on Exhibit A (each, a Fund”), to provide the following services with respect to each Fund as required, subject to the direction and control of the Board of Trustees of the Trust, the Adviser shall:

(i)	provide the Trust with records and reports with respect to any activities it conducts on behalf of each Fund under this Agreement for which records are required to be created and maintained under the Act;

(ii)	furnishing such reports to the Trusts’s officers and Trustees with respect to each Fund concerning the Adviser’s discharge of its obligations under this Agreement;

(iii)	assist with and arrange for listing of a Fund’s shares on a securities exchange and the maintenance of such listing;

(iv)	assist with or arrange for administrative services in connection with any claim, arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith and investigation of any such claim, arbitration or litigation, real or threatened;

(v)	assist with matters relating to securities lending services or activities; and

(vi)	assist with matters relating to fund compliance programs as directed by the the Trust’s chief compliance officer.

In connection with services rendered pursuant to this Agreement, the Adviser shall not be liable to any Fund or its security holders for any error of judgment or mistake of law or for any loss arising out of any act or omission, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this section, the term "Adviser" shall include board members, officers and employees of the Adviser as well as for the entity referred to as the "Adviser" itself.

2.	Fees and Allocation of Expenses

(a)	For the Services to be rendered under this Agreement, no separate fee shall be payable to the Adviser.

(b)	All costs and expenses not expressly assumed by the Adviser, under the Investment Advisery Agreement or by the Administrator under the administration agreement between it and the Trust on behalf of a Fund shall be paid by the Fund from the assets in the Fund, including, but not limited to:

(vii)	fees and expenses incident to listing of a Fund’s shares on a securities exchange;

(viii)	legal fees or expenses in connection with any claim, arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith and costs of investigation of any such claim, arbitration or litigation, real or threatened;

(ix)	fees and expense related to securities lending services or activities; and

(x)	compensation and expenses of the Trust’s chief compliance officer.

(c)	Any filing fees payable to third parties that arise from services rendered hereunder shall be an obligation of the Fund, and the Fund shall pay such expense or the Adviser shall be reimbursed for the payment of any such expense on the Fund’s behalf.

3.	Duration, Amendment and Termination

(d)	This Agreement shall go into effect as to each Fund on the date set forth above (the “Effective Date”) and shall continue in effect for two years from the Effective Date and shall continue from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Board of Trustees, including the vote of a majority of the trustees who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval.

(e)	This Agreement may be terminated as to a Fund by the Adviser at any time without penalty upon giving such Fund sixty (60) days’ written notice (which notice may be waived by the Fund) and may be terminated by the Fund at any time without penalty upon giving the Adviser sixty (60) days’ written notice (which notice may be waived by the Adviser), provided that such termination by such Fund shall be approved by the vote of a majority of all trustees in office at the time or by the vote of the holders of a “majority” (as defined in the Act) of the voting securities of the Fund at the time outstanding and entitled to vote.

(f)	This Agreement shall automatically terminate in the event of (i) the termination of the Adviser as investment advisor to any Fund, or (ii) its “assignment” (as defined by the Act).

4.	Limitations of Liability

(g)	Neither the Adviser nor its officers, directors, employees, agents, affiliated persons or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders resulting from any willful misfeasance, bad faith or gross negligence in the performance of its duties or obligations hereunder, the reckless disregard of its duties or obligations hereunder, or breach of its fiduciary duty to the Trust, any Fund or its shareholders.

(h)	Notwithstanding any other provision of this Agreement, the Adviser shall not be liable for any loss suffered by the Trust or its shareholders caused directly or indirectly by circumstances beyond the Adviser’s reasonable control including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods, other weather emergencies or catastrophes, acts of God, wars, riots or failures of communication (including internet access) or power supply. In the event of equipment breakdowns beyond its reasonable control, the Adviser shall take reasonable steps to minimize service interruptions, but shall have no liability with respect thereto.

5.	Miscellaneous

(i)	Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party as such address as such other party may designate for the receipt of such notice.

(j)	Severability. If any term or provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each term and provision shall be valid and enforceable to the fullest extent permitted by law.

(k)	Headings. The headings in this Agreement are for convenience only and shall not be construed as part of this Agreement or in any way limiting or amplifying any of the provisions of this Agreement.

(l)	Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles, and the applicable provisions of the Act.

(m)	Agreement. This Agreement shall apply with respect to the series identified on Schedule A, as it may be modified from time to time, and shall not affect any other series of the Trust.

(n)	Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act, as amended, shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the Unites States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

GUINNESS ATKINSON FUNDS

By
Title:

Guinness Atkinson Asset Management, Inc.

By
Title:

Schedule A

Funds

Name of Fund
1.	SmartETFs Asia Pacific Dividend Builder ETF
2.	SmartETFs Dividend Builder ETF
3.	SmartETFs Advertising & Marketing Technology ETF
4.	SmartETFs Sustainable Energy ETF
5.	SmartETFs Sustainable Energy II ETF